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                                                                 Exhibit (d)(22)

                          ACKNOWLEDGEMENT OF CONVERSION

            THIS ACKNOWLEDGEMENT is made as of July 31, 2003 by NORTHERN TRUST INVESTMENTS, N.A. ("NTI"), a wholly-owned, indirect subsidiary of THE NORTHERN TRUST COMPANY ("Northern"), and NORTHERN FUNDS, a Delaware statutory trust (the "Trust").

            WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

            WHEREAS, NTI was previously known as Northern Trust Investments, Inc., an Illinois corporation with fiduciary powers;

            WHEREAS, NTI has this day converted its form of organization from an Illinois corporation to a national association in accordance with 12 U.S.C. 35; and

            WHEREAS, NTI has been previously appointed as investment adviser to each investment portfolio of the Trust pursuant to written advisory agreements that have been executed and approved in accordance with the Investment Company Act of 1940, as amended (the "Investment Advisory Agreements").

            NOW, THEREFORE, NTI and the Trust make the following acknowledgements:

            1. The Trust acknowledges the conversion of NTI as described above, and that NTI shall continue to serve as the Trust's investment adviser under the terms of the Investment Advisory Agreements.

            2. NTI acknowledges that it shall continue to serve as the Trust's investment adviser with all of its rights and obligations under the Investment Advisory Agreements.

            3. NTI represents that (i) the management personnel of NTI responsible for providing investment advisory services to the Funds under the Investment Advisory Agreements, including the portfolio managers and the supervisory personnel, will continue to provide such services for the Funds after the conversion, and (ii) NTI remains a wholly-owned direct or indirect subsidiary of Northern. Consequently, NTI believes that the conversion does not involve a change in actual control or actual management with respect to the investment adviser or the Trust.

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            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                                     NORTHERN TRUST INVESTMENTS, N.A.

/s/ Michael J. Gilmartin                    By  /s/ Lloyd A. Wennlund
                                                --------------------------------
                                                (Authorized Officer)

Attest:                                     NORTHERN FUNDS

/s/ Michael J. Gilmartin                    By  /s/ Lloyd A. Wennlund
                                                --------------------------------
                                                (Authorized Officer)

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